Exhibit 99.1
For Immediate Release

Otis Implements Long-Standing CEO Succession Plan

Judy Marks to Retire in 2027 as Board Chair, CEO, and President

FARMINGTON, Conn., Sept. 15, 2026 — Otis Worldwide Corporation (NYSE: OTIS), the world’s leading elevator and escalator manufacturing, installation, service and modernization company, today announced that Judy Marks will retire as Chair, Chief Executive Officer and President upon the appointment of her successor, which is expected in the first half of 2027.

The Otis Board of Directors has initiated a comprehensive search to identify the Company’s next CEO with the support of Spencer Stuart. The search will consider both internal and external candidates and is being overseen by a committee of independent directors.

Ms. Marks will continue to serve in her current capacity through July 31, 2027 and, if her successor is appointed sooner, will serve as a senior advisor to the company through July 31, 2027 to facilitate a seamless transition.

Since joining Otis nearly nine years ago, Ms. Marks has led the company’s value-creation strategy including the successful separation from United Technologies Corporation in April 2020 at the onset of the COVID-19 pandemic. Under her leadership, Otis has delivered strong free cash flow, as she led the company’s shift of investment towards its higher-margin, recurring-revenue Service business, generating industry-leading margins. Otis has also grown its best-in-class service portfolio, the industry’s largest, by about 25% to approximately 2.5 million units around the globe. Since becoming a standalone company, Otis has returned $8.4 billion of capital to shareholders, including $3.4 billion in dividends and $5 billion in share buybacks and delivered a 77% total shareholder return.

Under Ms. Marks’ leadership, Otis has invested to serve growing modernization opportunities, embedded AI in critical systems and restructured field operations to be more customer focused. The company has also executed acquisitions of non-controlling shareholder interests in Otis’ subsidiaries in Spain, Japan, China and India in addition to the acquisition of multiple local service providers. Ms. Marks’ leadership has also prioritized investment in the company’s global workforce of 72,000 people – the majority of whom are mechanics and service professionals – and has a strong track record of safety and service.

“It has been a distinct honor to serve as the CEO of Otis Worldwide Corporation. I am proud of our global colleagues whose dedication ensures our customers and the 2.5 billion passengers who rely on us each day can count on Otis to keep the world moving,” Ms. Marks said. “Through the continuing execution of our value-creation strategy, Otis is well positioned to drive growth through an enhanced focus on the service and modernization needs of our customers around the world, the continued expansion of our portfolio and the advantages provided by our investments in infrastructure and process improvement. As I approach my tenth-year leading Otis, we will continue to take decisive actions to drive operational excellence, strengthen Otis’ competitive position and deliver sustainable value to shareholders.”

“The Board is executing its long-standing CEO succession plan, and on behalf of all of us, I want to thank Judy for her leadership and dedication,” said Christopher J. Kearney, Independent Lead Director of the Otis Board and Chair of the Board’s succession committee. “Judy has played a central role in re-creating Otis as a standalone company, setting the strategy and embodying the Otis Absolutes, which drive our culture, personally leading key customer relationships around the world and positioning Otis as a global leader in urban mobility. The Board is confident that Otis has the foundation and the momentum to continue to deliver for our shareholders, customers and colleagues.”

About Otis

Otis gives people freedom to connect and thrive in a taller, faster, smarter world. The global leader in the manufacture, installation, service and modernization of elevators and escalators, we move 2.5 billion people a day and maintain approximately 2.5 million customer units worldwide – the industry’s largest Service portfolio. You’ll find us in the world’s most iconic structures, as well as residential and commercial buildings, transportation hubs and everywhere people are on the move. Headquartered in Connecticut, USA, Otis is 72,000 people strong, including 45,000 field professionals, all committed to manufacturing, installing and maintaining products to meet the diverse needs of our customers and passengers in more than 200 countries and territories. To learn more, visit www.otis.com and follow us on LinkedIn, YouTube, Instagram and Facebook @OtisElevatorCo.

Cautionary Statement

This release includes statements related to anticipated operational performance, succession timing, and future shareholder value that constitute “forward-looking statements” under the securities laws. All forward-looking statements involve risks, uncertainties and assumptions that may cause actual results, dividends, share repurchases or succession timing to differ materially from those expressed or implied in the forward-looking statements. For those statements, Otis claims the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995. Past performance provides no assurance as to future performance, dividends or share repurchases and could vary significantly from the past due to a number of risks and uncertainties. Risks and uncertainties include: (1) the effect of economic conditions in the industries and markets in which Otis and its businesses operate in the U.S. and globally and any changes therein, including financial market conditions, fluctuations in commodity prices, interest rates and foreign currency exchange rates, future availability of credit and factors that may affect such availability or costs (including tighter credit conditions), levels of end market demand in construction, pandemic health issues, natural disasters and the financial condition of Otis’ customers and suppliers; (2) risks associated with indebtedness; (3) challenges in the development and production of new products and services; (4) challenges in recruiting and retaining key personnel and (5) the effect of changes in laws and regulations, political conditions and geopolitical conflicts in countries in which we operate and other factors beyond our control. The above list of factors is not exhaustive or necessarily in order of importance. For additional information on identifying factors that may cause actual results to vary from those stated in forward-looking statements, see the reports of Otis on Forms 10-K, 10-Q and 8-K filed with or furnished to the SEC from time to time. Any forward-looking statement speaks only as of the date on which it is made, and Otis assumes no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Media Contact:

Katy Padgett

Kathleen.Padgett@otis.com

+1-860-674-3047

Investor Relations Contact:

Imelda Suit

investorrelations@otis.com

+1-860-676-6011